Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Approves New Share Repurchase Authorization and Declares Quarterly Dividends

St. Louis, Missouri – May 25, 2017 – The Board of Directors of Belden Inc. (NYSE: BDC) today approved a new share repurchase authorization and declared quarterly dividends to holders of its common stock and 6.75% series B mandatory convertible preferred stock. Specifics regarding the share repurchase authorization and dividends are as follows:

•
A new share repurchase authorization that enables the Company to purchase up to $200 million of its common stock through open market purchases, negotiated transactions, or other means, in accordance with applicable securities laws and other restrictions. This share repurchase authorization does not have an expiration date.

•	A quarterly dividend to holders of common stock of $0.05 per share payable on July 6, 2017 to shareholders of record as of June 15, 2017.

•	A quarterly to dividend to holders of the 6.75% series B mandatory convertible preferred stock of $168.75 per share, payable on July 17, 2017 to shareholders of record as of July 1, 2017

About Belden
Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com